Exhibit 99.1

News Release

Date:	April 18, 2007
For Immediate Release

Contact:	Cheryl Moll
XETA Technologies
(918) 664-8200

XETA TECHNOLOGIES ANNOUNCES LETTER OF INTENT

TO PURCHASE HIGH WIRE NETWORKS, INC.

Acquisition Will Enhance XETA’s Nortel Services Offering

Broken Arrow, OK - XETA Technologies (NASDAQ: XETA) today announced it has signed a non-binding Letter of Intent (“LOI”) to purchase the assets of High Wire Networks, Inc. (“HIGH WIRE”).  HIGH WIRE is a privately held Minnesota-based firm focused on implementing converged voice and data communications solutions for equipment resellers and manufacturers.  Subject to satisfactory completion of due diligence, execution of a definitive agreement, and approval by XETA’s board of directors, the transaction is targeted to close on or about May 31, 2007.

HIGH WIRE, founded in 2001 provides end-to-end implementation and maintenance services, including project management, quality control staging, installation, technical support and ongoing maintenance of medium to high-end communications systems and applications.  HIGH WIRE currently employs 65 full-time employees, including 41 located throughout the country serving customers.  HIGH WIRE’s unaudited revenues in 2006 were approximately $9.4 million, consisting of approximately $2.9 million in recurring contract and time and material revenues and approximately $6.5 million in implementation and structured cabling revenues.

“The acquisition of HIGH WIRE will augment XETA’s already rapidly growing commercial Managed Services revenues and enhance XETA’s technical resources to accelerate the growth in our Nortel wholesale services and structured cabling product offerings.  We expect to gain valuable operating leverage and geographic presence through adding HIGH WIRE’s technical work force to our existing national field services organization,” said Greg Forrest, XETA President and COO.

Forrest added that XETA expects to improve upon HIGH WIRE’s historical financial performance through consolidation of certain administrative functions and integration of technical resources.  The Company expects the acquisition to be accretive to earnings at the rate of $0.01 to $0.04 in earnings per diluted share in the year following the acquisition.

Under the terms of the LOI, XETA will purchase the assets of HIGH WIRE for $3.85 million in cash plus up to $600,000 in additional consideration based on certain operating results in the two years following the closing.  The purchase price is subject to adjustment for changes in working capital at the closing date and a holdback will be in place pending a balance sheet review to be conducted within ninety days after the closing date.  XETA will fund the purchase through an existing line of credit with its bank.

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About XETA Technologies

With a 25 year operating history, XETA sells, installs and services communications systems and applications for enterprise customers. XETA’s nationwide sales and service footprint, 24x7x365 in-house contact center, and competencies at the highest levels with the leading communications equipment manufacturers—Avaya and Nortel— uniquely positions the company to serve multi-location Fortune 1000 and U.S. government customers throughout the U.S. XETA’s product offering is sold through direct relationships as well as partnerships with leading systems integrators, network provider and manufacturers.  XETA recently received the 2006 Nortel Supplier of the Year award for Innovation in Services in the emerging supplier category, an annual award presented to a single enterprise business partner worldwide XETA is the only Nortel enterprise partner in the world to win this award. In addition to the Company’s growing presence in the commercial marketplace, XETA has long been recognized as the leading provider of communication solutions to the hospitality industry.  More information about XETA (NASDAQ: XETA) is available at www.xeta.com.

This news release contains forward-looking statements, which are made subject to the provisions of the Private Securities Litigation Reform Act of 1995.  These include statements concerning plans for an acquisition and the impact of such acquisition on the Company’s technical resources, operations, revenues and earnings.  These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to: maintaining our good relationships with Nortel and Avaya; the continued acceptance and competitiveness of Nortel and Avaya products in the market; our reliance upon a few large customers in growing our Managed Services revenues; intense competition within the markets in which we compete; and our ability to recruit and retain highly skilled personnel.  Additional factors that could affect actual results are described in Item 1.A entitled “Risk Factors” contained in Part I of the Company’s Form 10-K for its fiscal year ended October 31, 2006 and in our subsequently filed quarterly reports.